UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 11, 2008
AMERICAN INTERNATIONAL GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-8787	13-2592361

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
70 Pine Street
New York, New York 10270
(Address of principal executive offices)
Registrant’s telephone number, including area code: (212) 770-7000
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
SIGNATURES

Section 8 — Other Events

Item 8.01.	Other Events.
     In connection with the preparation of its 2007 financial reports, American International Group, Inc. (“AIG”) has recently concluded that AIG should clarify and expand its prior disclosures relating to the methodology and data inputs used to determine the fair values of the super senior credit default swap portfolio in respect of multi-sector collateralized debt obligations (“CDOs”) of AIG Financial Products Corp. and AIG Trading Group Inc., including their respective subsidiaries (collectively, “AIGFP”).
     As disclosed in AIG’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2007 (the “Form 10-Q”), AIGFP values its super senior credit default swaps using internal methodologies that utilize available market observable information and incorporate management estimates and judgments when information is not available. In doing so, it employs a modified Binomial Expansion Technique (“BET”) model that currently utilizes, among other data inputs, market prices obtained from independent sources, from which it derives credit spreads for the securities constituting the collateral pools underlying the related CDOs. The modified BET model derives default probabilities and expected losses from market prices, not credit ratings. The initial implementation of the BET model did not adequately quantify, and thus did not give effect to, the benefit of certain structural mitigants, such as triggers that accelerate amortization of the more senior CDO tranches.
     As disclosed in the Form 10-Q, AIG did not give effect to these structural mitigants (“cash flow diversion features”) in determining the fair value of AIGFP’s super senior credit default swap portfolio for the three months ended September 30, 2007. Similarly, these features were not taken into account in the estimate of the decline in fair value of the super senior credit default swap portfolio through October 31, 2007 that was also included in the Form 10-Q because AIG was not able to reliably estimate the value of these features at that time. Subsequent to the filing of the Form 10-Q, through development and use of a second implementation of the BET model using Monte Carlo simulation, AIGFP was able to reliably estimate the value of these features. Therefore, AIG gave effect to the benefit of these features in determining the cumulative decline in the fair value of AIGFP’s super senior credit default swap portfolio for the period from September 30, 2007 to November 30, 2007 that was disclosed in AIG’s Current Report on Form 8-K/A, dated December 5, 2007 (the “Form 8-K/A”) filed after AIG’s December 5, 2007 Investor Conference.
     In addition, during AIG’s December 5 Investor Conference, representatives of AIGFP indicated that the estimate of the decline in fair value of AIGFP’s super senior credit default swap portfolio during November was then being determined on the basis of cash bond prices for securities in the underlying collateral pools, with valuation adjustments made not only for the cash flow diversion features referred to above but also for “negative basis”, to reflect the amount attributable to the difference (the “spread differential”) between spreads implied from cash CDO prices and credit spreads implied from the pricing of credit default swaps on the CDOs.
     In order to clarify the pricing methodology and data inputs used, the following table reflects the data inputs used in the methodology as of September 30, 2007, October 31, 2007 and November 30, 2007, and quantifies the components of the estimate as of the end of each month:

			Benefit of
			Structural	Cumulative Decline	Benefit of Spread
	Gross Cumulative		Mitigants (Cash	in Valuation Net of	Differential	Cumulative Decline
(in millions)	Decline in Valuation		Flow Diversion	Cash Flow Diversion	(Negative Basis	in Valuation As
As of	During 2007		Features)	Features	Adjustment)	Previously Disclosed
September 30	$352	(1)	$0 (2)	$352	Not Applicable	$352	(3)
October 31	$899	(4)	$0 (2)	$899	Not Applicable	$899	(5)
November 30	$5,964	(6)	$732 (7)	$5,232	$3,628 (8)	$1,604	(9)
(1)	Calculated using BET methodology with generic credit spreads on asset-backed securities provided by a third party.

(2)	AIG did not give effect to the benefit of any cash flow diversion features.

(3)	As disclosed in the Form 10-Q.

(4)	Calculated using BET methodology with generic credit spreads on asset-backed securities provided by a third party and adjusted using inputs derived by management from observed changes in the relevant ABX indices. Calculation on this basis at November 30, 2007 would have resulted in a gross cumulative decline in valuation of $2.551 billion, a benefit of $863 million from cash flow diversion features and a cumulative decline in valuation net of cash flow diversion features of $1.687 billion.

(5)	Corresponds to the sum of the cumulative decline as of September 30, 2007 of $352 million and the estimated further decline during October of $550 million as disclosed in the Form 10-Q and reflects further refinement of data inputs used in the model.
(6)	Calculated using BET methodology with cash bond prices provided by the managers of the underlying CDO collateral pools, or, where not provided by the managers, prices derived from a price matrix based on cash bond prices that were provided.

(7)	Calculated using Monte Carlo simulation.

(8)	Represents amount attributable to the differential between spreads implied from cash CDO prices and credit spreads implied from the pricing of credit default swaps on the CDOs.

(9)	Corresponds to the sum of the cumulative decline as of September 30, 2007 of $352 million and the estimated further decline of an aggregate of approximately $1.05 billion to $1.15 billion during October and November as disclosed in the Form 8-K/A, and reflects further refinement of data inputs used in the model.
     AIG has not yet determined the amount of the increase in the cumulative decline in fair value of AIGFP’s super senior credit default swap portfolio to be included in its December 31, 2007 financial statements. AIG is still accumulating market data in order to update its valuation of the AIGFP super senior credit default swap portfolio. AIG currently expects that the adjustment for cash flow diversion features will be included in determining the fair value of AIGFP’s super senior credit default swap portfolio at December 31, 2007. However, as a result of current difficult market conditions, AIG is not able to reliably quantify the differential between spreads implied from cash CDO prices and credit spreads implied from the pricing of credit default swaps on the CDOs, and therefore AIG will not include any adjustment to reflect the spread differential (negative basis adjustment) in determining the fair value of AIGFP’s super senior credit default swap portfolio at December 31, 2007. The fair value of the super senior credit default swap portfolio for the year ended December 31, 2007 will reflect continuing refinements, if any, of AIG’s valuation methodologies and additional market data.
     AIG has been advised by its independent auditors, PricewaterhouseCoopers LLC, that they have concluded that at December 31, 2007, AIG had a material weakness in its internal control over financial reporting and oversight relating to the fair value valuation of the AIGFP super senior credit default swap portfolio. AIG’s assessment of its internal controls relating to the fair value valuation of the AIGFP super senior credit default swap portfolio is ongoing, but AIG believes that it currently has in place the necessary compensating controls and procedures to appropriately determine the fair value of AIGFP’s super senior credit default swap portfolio for purposes of AIG’s year-end financial statements.

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN INTERNATIONAL GROUP, INC. (Registrant)
Date: February 11, 2008	By:	/s/ Kathleen E. Shannon
		Name:	Kathleen E. Shannon
		Title:	Senior Vice President and Secretary